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                                                                   Exhibit 10.31

                         [SHORELINE PACIFIC LETTERHEAD]

May 2, 2001
Michael Parides
President and Chief Executive Officer
Gadzoox Networks, Inc.
5850 Hellyer Avenue
San Jose, CA 95138

Re: Engagement of Shoreline Pacific Institutional Finance, the Institutional Division of Financial West Group ("Shoreline") as Placement Agent for Gadzoox Networks, Inc. ("Company")

Dear Michael:



This letter (the "Engagement Letter") will confirm the engagement of Shoreline as exclusive placement agent to the Company as follows:

1. Engagement. Shoreline will act as exclusive placement agent in connection with the proposed private placement (the "Offering") of the Company's securities. We anticipate that the Offering will consist of up to Five Million ($5,000,000) U.S. Dollars of the Company's securities (the "Shares"), which may be convertible into shares of common stock of the Company (the "Common Stock"), in conjunction with an equity line for up to Twenty Million ($20,000,000) U.S. Dollars of Common Stock, in each case subject to the satisfactory completion of our continuing due diligence. Notwithstanding any other provision of this Engagement Letter, nothing set forth herein shall be construed as a firm commitment to place the full amount of the Offering, or any minimum portion thereof. The Shares to be placed by Shoreline will be sold only to accredited investors in compliance with Regulation D under the Securities Act of 1933.

2. Engagement Period. The term of Shoreline's engagement (the "Engagement Period") will expire 60 days from the date we receive an executed copy of the Engagement Letter from the Company. Following expiration of the initial Engagement Period, the Engagement Period will be automatically extended for additional 30 day periods or may be terminated upon 10 days' written notice to the other party.



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Gadzoox Networks, Inc.                                                 Page 2

Notwithstanding any other provision of this Engagement Letter, if the Company completes any securities transaction during the Engagement Period, Shoreline will be paid the fees which would be due under Paragraph 4 hereof. In addition, if at any time during the one year period following the end of the Engagement Period the Company completes a securities transaction with an investor introduced by Shoreline (or an affiliate of an investor introduced by Shoreline), which investor shall be identified in writing following the end of the Engagement Period, upon the closing of any such transaction Shoreline will be paid the fees which would be due under Paragraph 4 hereof. All prospective strategic investors shall be pre-approved prior to contact by Shoreline.

3. Closing. Shoreline will assist with the closing of the Offering (the "Closing"), which will occur through an escrow established with Chase Manhattan Bank, N.A., or another escrow agent designated by Shoreline and reasonably acceptable to the Company.

4. Fees. A. Private Placement: The Company agrees to pay Shoreline a success fee of five percent (5%) of the aggregate placement amount raised from investors that are not introduced to Shoreline by the Company and two percent (2%) of the aggregate placement amount raised from investors that are introduced to Shoreline by the Company, which amounts shall be deducted from the Company's gross proceeds from the Offering and paid to Shoreline from the escrow upon Closing. Shoreline, or its designees, will also receive from the Company at Closing three percent (3%) of the aggregate placement amount in three-year Warrants to purchase shares of Common Stock at an exercise price per share equal to 115% of the closing price. The shares of Common Stock underlying the Warrants will have provisions for cashless exercise and will be included in the Registration Statement filed in connection with the Offering. The Company acknowledges that Shoreline may transfer some of the Warrants to certain of its employees on or about the end of each calendar year and the Company agrees to promptly amend the Registration Statement to include the resale of shares by the new owner thereof.

B. Equity Line: The Company agrees to pay Shoreline a success fee of one percent (1%) of the aggregate commitment amount of the equity line, payable upon execution of the purchase agreement. In addition, the Company agrees to pay Shoreline a success fee equal to two percent (2%) of each draw down, payable out of the escrow for each draw. A portion of the equity line fees may be paid with warrants instead of cash at Shoreline's option.

5. Expenses. In addition to any success fee payable to Shoreline hereunder relating to a private placement or an equity line (and regardless of whether a Closing occurs), the Company will reimburse Shoreline from time to time, upon request, for Shoreline's reasonable out of pocket expenses incurred in connection with the Offering (including reasonable legal fees and expenses), not to exceed $25,000 without the Company's consent.

6. Confidentiality. This Engagement Letter is for the confidential use of the Company and Shoreline only and may not be disclosed by the Company to any person other than its attorneys, accountants and financial advisors and only on a confidential basis in connection with the proposed Offering, except where disclosure is required by law or is previously consented to in writing by Shoreline.

7. Governing Law/Arbitration. The terms of this Engagement Letter shall be governed by and interpreted in accordance with the internal laws of the State of California, without regard to the principles of conflict of laws. Any controversy, dispute or claim between the parties relating

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Gadzook Networks, Inc.                                                    Page 3

to this Engagement Letter shall be resolved by binding arbitration in San Francisco, California in accordance with the rules of the American Arbitration Association. The parties agree that in the event that any controversy, dispute or claim between the parties relating to this Engagement Letter is resolved by binding arbitration, the prevailing party, if any, as determined by the arbitrators' award, shall be entitled to reimbursement of all expenses incurred in the arbitration including reasonable attorneys' fees; provided, that in no event shall the arbitrator have the authority to award punitive damages. Judgment on the award may be entered in any court having jurisdiction over the award

8. Disclosure. During the Engagement Period and for sixty days thereafter, you and Shoreline agree not to issue any press releases or communications to the public relating to the Offering without the other party's prior approval or unless otherwise required by law, which will not be unreasonably withheld or delayed, and each party agrees that such press release will state that the Offering was arranged by Shoreline, unless we mutually agree otherwise or unless otherwise required by law. You further agree that Shoreline may, at its own expense, publicize its services to the Company hereunder including, without limitation, issuing press releases, placing advertisements (tombstone or otherwise) and referring to the Offering on Shoreline's website, provided that the information included in any of such publications has previously been disclosed to the public.

9. Miscellaneous. You undertake and represent to us that the number of Shares necessary to fulfill the Offering will be available at Closing; that the number of shares of Common Stock underlying the Shares will be available upon each conversion of the Shares; that the shares of Common Stock underlying the Warrants will be available upon exercise of the Warrants; and that you will comply in all respects with the terms of each purchase agreement and registration rights agreement entered into with the purchasers of the Shares.


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Gadzook Networks, Inc.                                                    Page 4

10. Indemnification. In consideration of Shoreline's identification of investors, the Company agrees to be fully bound by the indemnification provisions of Attachment A, which is attached hereto and is fully incorporated herein by this reference.

If the foregoing is acceptable, please sign and return to us a copy of this Engagement Letter which shall represent the entire agreement between us with respect to the matters addressed herein. We look forward to working with you.

Sincerely,

Shoreline Pacific Institutional Finance,
The Institutional Division of Financial
West Group


--------------------------------------
Harlan P. Kleiman
Chief Executive Officer


ACCEPTED AND AGREED:

Gadzoox Networks, Inc.:

By: /s/ MICHAEL PARIDES
   -----------------------------------
Name:
Title: CEO & President
Date: 5/4/01


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Gadzook Networks, Inc.                                                    Page 5

                       Attachment A to Engagement Letter

                           Indemnification Provisions



Gadzoox Networks, Inc. (the "Company") agrees to indemnify and hold harmless Shoreline Pacific Institutional Finance, the Institutional Division of Financial West Group ("Shoreline") and its agents, employees, principals, affiliates, control persons, successors and assigns (collectively, the "Indemnitees" and each individually an "Indemnitee") from and against any and all expenses, losses, claims, demands, causes of action (actual and threatened), obligations, damages and liabilities, arising in law, equity or otherwise, of any and every. kind, nature and character whatsoever or arising from any investigation, and any and all Legal, accounting, investigative and other professional fees and related costs and disbursements and other costs, expenses, or disbursements relating thereto (collectively, "Liabilities") directly or indirectly arising in any manner out of or in connection with (a) Shoreline's rendering of services pursuant to the engagement letter between Shoreline and the Company attached hereto (the "Engagement Letter"); (b) any untrue or alleged untrue statement of material fact contained in, or omissions or alleged omissions from, information furnished by the Company to any Indemnitee or to any person to whom securities of the Company were offered or sold pursuant to the Engagement Letter (each, an "Investor"); (c) any actual, threatened or anticipatory breach by the Company of the terms of the Engagement Letter or any purchase agreement, registration rights agreement or other agreement between the Company and any Investor, or of the terms of the securities purchased or issuable pursuant thereto; and (d) to the same extent provided to any Investor in the registration rights agreement between the Company and the Investors, the registration of the securities issued to Shoreline or its designees as compensation pursuant to the Engagement Letter; provided however, that if it is determined, in a final judgment by a court of competent jurisdiction (not subject to further appeal), that the Liabilities arose directly and primarily from the gross negligence or willful misconduct of the Indemnitees, the Company shall not be liable under these indemnification provisions to the extent that the Liabilities are attributable to such gross negligence or willful misconduct by Indemnitees.

If any action or investigation is brought or threatened against the Indemnitees with respect to which indemnity may be sought against the Company, Shoreline shall promptly notify the Company in writing but the omission to so notify the Company will not relieve it from any liability which it may have to Indemnitee unless such failure to notify materially prejudices the Company in its defense of such action. The Company shall promptly assume the defense of any such action or investigation thereof, including the employment of counsel reasonably satisfactory to Shoreline and payment of all related fees and expenses. All such fees and expenses shall be reimbursed as they are incurred. The Indemnitees shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnitees, unless (i) the employment of such counsel has been specifically authorized in writing by the Company, (ii) the Company has failed to assume the defense and employ counsel as required above or (iii) the Indemnitees shall have been advised by counsel that there may be one or more legal defenses available to the Indemnitees which are different from or additional to those available to the Company (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnitees); it being understood, however, that the Company shall not, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnitees. In


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Gadzook Networks, Inc.                                                    Page 6

no event shall the Company be liable in respect of any amounts paid in settlement of any action unless the Company shall have approved the terms of such settlement; provided that such consent shall not be unreasonably withheld, The Company shall not, without the prior written consent of the Indemnitees, effect any settlement of any pending or threatened proceeding in respect of which Indemnitees are or could have been a party and indemnification could have been sought hereunder by such Indemnitees, unless such settlement includes an unconditional release of such Indemnitees from all liability on all claims that are the subject matter of such proceeding,

In order to provide for just and equitable contribution, if a claim for on pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced for any reason in such case, then the Company, on the one hand, and the claiming Indemnitees on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (collectively, "Losses") to which such Indemnitees may be subject. Said contribution shall be made in accordance with the relative benefits received by, and the fault of, the Company on the one hand, and such Indemnitees on the other hand, in connection with the statements, acts or omissions which resulted in such Losses, together with the relevant equitable considerations. The amount paid or payable by an Indemnitee as a result of Losses shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnitees in connection with investigating or defending any such action or investigation. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, the Indemnitees shall not be obligated to contribute in the aggregate for all claims made in an amount that exceeds the fees actually received by Shoreline pursuant to the Engagement Letter. The remedies provided to Indemnitees in the foregoing indemnification provisions are not exclusive and shall not limit the rights or remedies which may otherwise be available to any Indemnitees at law or in equity.

Neither termination nor completion of the engagement of Shoreline pursuant to the Engagement Letter shall affect these indemnification provisions, which shall survive any such termination or completion and remain operative and in full force and effect.